Exhibit 99.1
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. EXECUTIVE LEE A. CHADEN TO RETIRE AT YEAR-END; HE WILL CONTINUE TO SERVE AS HANESBRANDS CHAIRMAN OF THE BOARD
WINSTON-SALEM, N.C. (Sept. 27, 2007) — Hanesbrands Inc. (NYSE:HBI) announced today that Lee A. Chaden will retire from the company on Dec. 29, 2007. Chaden, who has served as executive chairman since April 2006, will serve as nonexecutive chairman of the board after his retirement.
Chaden, 65, joined the company in 1991 and served as chief executive officer from 2004 until his appointment as executive chairman to help prepare the organization for its September 2006 spinoff as an independent publicly traded company. His responsibilities included oversight of the creation and recruitment of the board of directors.
“Lee Chaden has had a tremendous career at Hanesbrands and is one of the finest, most knowledgeable and most respected executives in the apparel industry,” Hanesbrands Chief Executive Officer Richard A. Noll said. “I had the extreme pleasure and honor of working side by side with Lee as we guided Hanesbrands into independence and set the strategies for competitive success. Hanesbrands has benefited greatly from Lee’s leadership, passion, grace and insight. Fortunately, Lee will remain chairman of the Hanesbrands board of directors and will continue to help guide the company in that role.”
Chaden joined the organization in 1991 when Sara Lee Corporation, which previously owned Hanesbrands as an operating division, bought Playtex Apparel Inc. where Chaden served as president of the company’s North American business. After leading Playtex to significant sales and profit growth under Sara Lee ownership, Chaden held several leadership positions within the operating divisions of Sara Lee, including CEO of the company’s European apparel business. Later, he held corporatewide Sara Lee positions leading human resources and then global marketing and sales before being appointed CEO of the branded apparel division for the Americas and Asia, which was spun off as Hanesbrands.

Hanesbrands Inc. Executive Lee A. Chaden to Retire at Year-End;
He Will Continue To Serve As Hanesbrands Chairman Of The Board — Page 2
“Two years ago we were given the phenomenal opportunity to chart our own course as an independent company,” Chaden said. “Rich and I wanted to develop a focused business strategy designed for long-term success, organize and staff our company to execute and take advantage of that strategy, and ensure that this new company had the sound financial underpinnings required to grow and compete from day one. I believe we have achieved those goals.
“The company is off to a great start, making significant progress against our key objectives. As CEO, Rich has clearly demonstrated his exceptional business acumen and strong leadership skills. He is supported by a highly talented management team and dedicated employees across the world, and we have a highly engaged world-class board of directors. I am proud of this team’s accomplishments, very grateful for having had the opportunity to work with them in birthing this new company, and delighted that I will continue in a role that can contribute to the company’s success.”
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in more than 25 countries. More information about the company may be found on the Hanesbrands Internet Web site at http://www.hanesbrands.com.
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